Exhibit 4.1.1

SABINE PASS LIQUEFACTION, LLC

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 16, 2013

The Bank of New York Mellon

Trustee

FIRST SUPPLEMENTAL INDENTURE dated as of April 16, 2013 between Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Company”) and The Bank of New York Mellon, as Trustee under the Indenture referred to below (the “Trustee”).

WHEREAS, the Company and the Trustee previously have entered into an indenture, dated as of February 1, 2013 (the “Original Indenture”, and as supplemented by this First Supplemental Indenture, the “Indenture”), providing for the issuance of 5.625% Senior Secured Notes due 2021; and

WHEREAS, the Indenture provides for, among other things, that, subsequent to the execution of the Original Indenture, the Company and the Trustee may, without the consent of Holders of the outstanding 5.625% Senior Secured Notes due 2021, enter into one or more indentures supplemental to the Original Indenture to provide for the issuance of Additional Notes in accordance with Section 2.01(d) thereof;

WHEREAS, the Original Indenture provides that the terms and conditions of any Additional Notes shall be established in one or more Supplemental Indentures approved pursuant to a Board Resolution; and

WHEREAS, pursuant to a Board Resolution dated as of April 4, 2013, the Company has authorized the issuance of an additional $500,000,000 aggregate principal amount of 5.625% Senior Secured Notes due 2021;

WHEREAS, the Company has requested that the Trustee join in the execution of this First Supplemental Indenture;

WHEREAS, pursuant to Section 9.01 of the Original Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the parties and a valid supplement to the Original Indenture have been done.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company and the Trustee hereby agree, for the equal and ratable benefit of all Holders, as follows:

ARTICLE 1

INTERPRETATION

Section 1.01 To Be Read With the Original Indenture.

This First Supplemental Indenture is supplemental to the Original Indenture, and the Original Indenture and this First Supplemental Indenture shall hereafter be read together and shall have effect, so far as practicable, with respect to the Additional 5.625% 2021 Notes (as defined below) as if all the provisions of the Original Indenture and this First Supplemental Indenture were contained in one instrument.

Section 1.02 Capitalized Terms.

All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Indenture.

ARTICLE 2

ADDITIONAL NOTES

Section 2.01 The Additional Notes

Pursuant to Section 2.01(d) of the Original Indenture, the Company hereby creates and issues $500,000,000 aggregate principal amount of its 5.625% Senior Secured Notes due 2021 (the “Additional 5.625% 2021 Notes”). The Additional 5.625% 2021 Notes will be consolidated to form a single series and, subject to Section 2.02 of this First Supplemental Indenture, be fully fungible with the Company’s outstanding 5.625% Senior Secured Notes due 2021 issued on February 1, 2013, to which the Additional 5.625% 2021 Notes are identical in all terms and conditions except issue date and issue price. Interest on the Additional 5.625% 2021 Notes shall be payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 2013 which interest payment on August 1, 2013 will include accrued interest from February 1, 2013. All Additional 5.625% 2021 Notes issued under the Indenture will, when issued, be considered Notes for all purposes thereunder and will be subject to and take the benefit of all of the terms, conditions and provisions of the Indenture.

Section 2.02 Temporary Global Notes

Additional 5.625% 2021 Notes offered and sold in reliance on Regulation S will be initially in the form of Exhibit A-2 to the Original Indenture and shall be subject to the other provisions of Section 2.01(c) of the Original Indenture; provided that, such Additional 5.625% 2021 Notes shall initially bear CUSIP and ISIN numbers as follows:

CUSIP NUMBER: U77888 AB8

ISIN NUMBER: USU77888AB88

Section 2.03 Execution and Authentication of the Additional 5.625% 2021 Notes

The Trustee shall, pursuant to an Authentication Order, authenticate the Additional 5.625% 2021 Notes.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Ratification of the Indenture; Accession Agreement.

(a) The Original Indenture as supplemented by this First Supplemental Indenture is in all respects ratified and confirmed, and this First Supplemented Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

(b) Each Holder of the 5.625% 2023 Notes, by its acceptance of the 5.625% 2023 Notes, ratifies and confirms the Accession Agreement, pursuant to which the Notes constitute additional New Secured Debt (as defined in the Accession Agreement) and Secured Debt that is pari passu with all other Secured Debt and secured by the Collateral equally and ratably with all other Secured Debt.

Section 3.02 Governing Law.

THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE, THE ADDITIONAL 5.625% 2021 NOTES AND ANY NOTE GUARANTEES RELATED TO THE ADDITIONAL 5.625% 2021 NOTES WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 3.03 Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

Section 3.04 Table of Contents, Headings, etc.

The Table of Contents and Headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof and will not affect the construction hereof.

Section 3.05 The Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signatures on following page]

SIGNATURES

Dated as of April 16, 2013

SABINE PASS LIQUEFACTION, LLC

By:	/s/ Graham McArthur
Name:	Graham McArthur
Title:	Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President